QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99(a)(6)

Datalink Corporation (ticker: DTLK, exchange: Nasdaq) News Release—August 29, 2003

DATALINK CORPORATION ANNOUNCES VOLUNTARY STOCK OPTION EXCHANGE PROGRAM

        MINNEAPOLIS—August 29, 2003—Datalink Corporation (Nasdaq: DTLK), a leading independent information storage architect, today announced that its board of directors has approved a voluntary stock option exchange program for its employees. Executive officers and directors of Datalink are not eligible to participate in the program.

        The program offers eligible employees of Datalink the opportunity to cancel existing options in exchange for a lesser number of options to be granted at a future date. These employees can exchange eligible options for options to purchase 50% of the number of shares covered by such options.

        Datalink plans to issue the replacement options on the first business day at least six months and one day after the cancellation date. The company currently expects March 29, 2004 to be the replacement option grant date. The exercise price of the replacement options will be the closing price of the common stock of Datalink on the date Datalink grants the replacement options.

        Options to purchase an aggregate of approximately 1,360,000 shares of common stock of Datalink are eligible for exchange under the program. If all eligible options are exchanged, Datalink would issue replacement options to purchase approximately 680,000 shares of common stock.

        Datalink expects there will be no variable compensation charges to the company as a result of this stock option program. Terms and conditions for this exchange offer are contained in a Tender Offer Statement on Schedule TO that Datalink filed today with the Securities and Exchange Commission.

        Datalink Corporation is an information storage architect. The company analyzes, designs, implements, and supports information storage infrastructures that store, protect, and provide continuous access to information. Datalink's specialized capabilities and solutions span storage area networks, network-attached storage, direct-attached storage, and IP-based storage, using industry-leading hardware, software, and technical services.

        The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for certain forward-looking statements. This press release contains forward-looking statements, including those related to the expected commencement of the stock option exchange program, the anticipated terms of the stock option exchange program and Datalink's expectations about the effects of the option exchange program, which reflect our views regarding future events and financial performance. These forward-looking statements are subject to certain risks and uncertainties, including those identified below, which could cause actual results to differ materially from historical results or those anticipated. The words "aim," "believe," "expect," "anticipate," "intend," "estimate" and other expressions which indicate future events and trends identify forward-looking statements. Actual future results and trends may differ materially from historical results or those anticipated depending upon a variety of factors, including, but not limited to: the level of continuing demand for storage, including the effects of current economic conditions; competition and pricing pressures and timing of our installations that may adversely affect our revenues and profits; fixed employment costs that may impact profitability if we suffer revenue shortfalls; revenue recognition policies that may unpredictably defer reporting of our revenues; our ability to hire and retain key technical and sales personnel; our dependence on key suppliers; our ability to adapt to rapid technological change; risks associated with possible future acquisitions; fluctuations in our quarterly operating results; future changes in applicable accounting rules; and volatility in our stock price.

# # #

Company contacts:
Investor Relations:	Analyst Contact:
Kim Payne	Dan Kinsella
Investor Relations Coordinator	Vice President Finance and Chief Financial Officer
Phone: 952-279-4794	Phone: 952-944-3462
Fax: 952-944-7869 e-mail: investor@datalink.com web site: www.datalink.com

QuickLinks

  Exhibit 99(a)(6)
Datalink Corporation (ticker: DTLK, exchange: Nasdaq) News Release—August 29, 2003